PALMER & DODGE LLP
                    ONE BEACON STREET, BOSTON, MA 02108-3190


TELEPHONE: (617) 573-0100                              FACSIMILE: (617) 227-4420




                                  June 22, 1998




Procept, Inc.
840 Memorial Drive
Cambridge, Massachusetts 02139


Ladies & Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Procept, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. This opinion replaces our opinion dated April 28, 1998. The Registration Statement relates to up to 17,080,661 shares (the "Registered Shares") of the Company's Common Stock, $0.01 par value, (the "Common Stock"), comprising (i) 2,802,180 shares of Common Stock (the "Shares") currently outstanding, (ii) 2,802,180 shares of Common Stock (the "Warrant Shares") issuable upon exercise of warrants (the "Class C Warrants") to purchase Common Stock currently outstanding, (iii) 355,060 shares of Common Stock (the "Option Shares") issuable upon exercise of options (the "Unit Purchase Options") to purchase units made up of shares of Common Stock and Class C Warrants, (iv) 355,060 shares of Common Stock (the "Option Warrant Shares") issuable upon exercise of Class C Warrants issuable upon exercise of the Unit Purchase Options and (v) 10,766,181 shares of Common Stock (the "Contingent Shares") issuable on or after April 9, 1999, October 9, 1999 and April 9, 2000 pursuant to the Subscription Agreements with the holders of the Registered Shares (the "Subscription Agreements"), which issuances are contingent on the performance of the market price of the Company's Common Stock. We understand that the Registered Shares are to be offered and sold in the manner described in the Registration Statement.

     We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors on January 13, 1998 in connection with the authorization, issuance and sale of the Shares, the Contingent Shares, the Class C Warrants and the Unit Purchase Options. We have examined such other documents as we consider necessary to render this opinion, including without limitation the Subscription Agreements between the Company and the stockholders on whose behalf the Company is filing the Registration Statement.

Procept, Inc.
June 22, 1998
Page 2

     Based upon the foregoing, we are of the opinion (i) that the Shares have been duly authorized and are validly issued, fully paid and non-assessable, (ii) that upon exercise of the Class C Warrants and the Unit Purchase Options in accordance with the terms thereof, the Warrant Shares, the Options Shares, and the Option Warrant Shares will be validly issued, fully paid and non-assessable and (iii) that when issued in accordance with the terms of Article VI of the Subscription Agreements, the Contingent Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus filed as part thereof.


                                                     Very truly yours,


                                                     /s/ Palmer & Dodge LLP
                                                     PALMER & DODGE LLP